EXHIBIT 1.3
Regulations of the Board of Directors

Purpose
Article 1 All matters regarding the Board of Directors, in addition to the provisions as set forth in the laws and the articles of incorporation, shall be governed in accordance with the provisions of these Regulations.

Composition of Board of Directors
Article 2 The Board of Directors shall consist of the directors, who shall make decisions regarding important matters related to company operations, and at the same time, the Board shall supervise the execution of duties of individual directors.

Meetings of the Board of Directors
Article 3 Unless otherwise specified in the laws and regulations, the Board of Directors shall convene regular meetings once a month.
2	In addition to the provision as set forth in the preceding paragraph, the Board of Directors shall convene extraordinary meetings as necessary.

Auditors
Article 4 The Board of Directors shall ask the auditors to attend its meetings in accordance with the provisions of the laws and regulations.

Convening a Meeting of the Board of Directors
Article 5 The president of the Company shall convene meetings of the Board of Directors. In the event the president is unable to attend or convene said meeting, another director shall convene the meeting in accordance with the order of precedence for the directors as separately provided.
2.
A meeting shall be convened by notifying each director and each auditor in writing three (3) days prior to the date of the scheduled meeting. In the event of an emergency or other urgent need, and when agreed upon by all directors and auditors, a meeting may be convened without the regular notification procedure.

Request for Convening a Meeting
Article 6 Any director who is not authorized to convene a meeting may, when deemed necessary, submit a request in writing to convene a meeting of the Board of Directors to a director who is so authorized. The written request shall include the agenda for such meeting and the reason such deliberation is needed.
2	In the event an auditor deems it necessary for any legal reason, said auditor may request a meeting of the Board of Directors by notifying a director with the authority to convene such meeting.

Chairperson
Article 7 The president of the Company shall act as chairperson of a meeting of the Board of Directors. In the event the president is unable to attend or chair the meeting, another director may serve as chairperson in accordance with the order of precedence of the directors as separately provided.

Attendance of Other Persons
Article 8 The Board of Directors may request, as necessary, that any advisors, counselors, or other persons attend a meeting to provide their opinions or explanations.

Resolutions
Article 9 Resolutions of the Board of Directors shall require that the majority of Directors participate in the discussion, and such resolutions shall be approved by majority vote.
2
In connection with the resolutions as set forth in the preceding paragraph, any director with a special interest in the matter under discussion shall not participate in the resolution. In this case, the number of directors who cannot participate in the resolution may not be included in the number of the directors as set forth in the preceding paragraph.

Matters Requiring a Resolution
Article 10 The following matters shall require a resolution of the Board of Directors:
(1)	Decisions regarding operating policies
(2)	Decision to convene a general meeting of shareholders, and the agenda for such general meeting of shareholders
(3)	Approval of the balance sheet, profit and loss statement, business report,

and supporting schedules
(4)	Approval of proposals for appropriation of profits or disposition of losses
(5)	Approval of half-year results and determination of the midterm dividend
(6)	Appointment or dismissal of the representative director and directors with responsible posts
(7)	Approval of a director engaging in a competitive transaction
(8)	Approval of transactions between a director and the Company
(9)	Approval for directors or auditors assuming posts as partners with unlimited liability and directors or auditors of other companies,
(10)	Suspension of registration of shareholders or establishing the record date
(11)	Issue of new shares
(12)	Issue of corporate bonds, convertible bonds, or bonds with subscription warrant,
(13)	Granting of stock options
(14)	Capitalization of legal reserves
(15)	Division of shares
(16)	Conversion between par-value shares and no-par-value shares
(17)	Disposition or assignment of important assets
(18)	A large sum of loans
(19)	Appointment or removal of important employees
(20)	Establishment, change or prohibition of important organizations
(21)	Establishment or modifications to important regulations
(22)	Other matters as set forth by law or the articles of incorporation and matters entrusted by the general meeting of shareholders and important matters in the execution of duties.

Business Reports
Article 11 The representative director shall submit a report on matters related to the execution of the resolutions of the Board of Directors and the status of operations of the Company to the Board of Directors.
2	The representative director may delegate another director to present the report stated in the preceding paragraph.
3	A director engaged in a competitive transaction or a transaction with the Company shall be required to report to the Board of Directors any and all all important matters related to the relevant transactions.

Minutes
Article 12 A summary of the process of the proceedings and the results of any meeting of the Board of Directors shall be recorded in the minutes, which shall be duly signed and sealed by all participating directors and auditors.
2	In the event any director opposes a resolution, the names and reasons for such objection shall be described in the minutes.
3	The minutes shall be submitted to a subsequent meeting of the Board of Directors for approval.
4	The minutes shall be prepared and stored at the Head Office for 10 years.

Notice
Article 13 A summary of the process of the proceedings and the results of a meeting of the Board of Directors shall be reported to nonparticipating directors and auditors.

Secretariat
Article 14 The Administration Division (General Affairs and Legal Affairs Group) shall serve as the secretariat of the Board of Directors with respect to convening meetings, preparing and storing the minutes, and all other administrative matters related to the Board of Directors.

Other Matters
Article 15 In the event of any matters not set forth in laws and regulations, the articles of incorporation, or these Regulations, such matters related to convening meetings shall be determined by a director who is authorized to convene such meetings, and other matters shall be determined by the chairperson.

Alteration or Abolition
Article 16 These Regulations shall be altered or abolished only by a resolution approved by the Board of Directors.

Appendix
Established: October 1, 2000
Latest revision: March 30, 2001
Enforcement date: April 1, 2001

Separate List
The order of directors authorized to convene meetings of the Board of Directors as set forth in Article 5 of these Regulations.

1.  President and Representative Director
2.  Executive Vice President
3.  Senior Managing Director
4.  Managing Director
5.  Director in Charge of Administration
6.  Other Directors

In the event there exists a multiple number of directors in the same order, priority shall be given to the director who has served in the relevant position for a longer time.